UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 25, 2013 (January 18, 2013)

CENVEO, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	1-12551	84-1250533
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Canterbury Green, 201 Broad Street, Stamford, CT	06901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (203) 595−3000

Not Applicable
Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ]	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ]	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 18, 2013, Cenveo Corporation (the “Company”), a wholly-owned subsidiary of Cenveo, Inc. (“Cenveo”), entered into an unsecured credit agreement (the “Unsecured Credit Agreement”) with Cenveo, as a guarantor, Macquarie US Trading LLC, as administrative agent (the “Administrative Agent”), and the lenders named therein, which provides for an unsecured $50,000,000 aggregate principal amount term loan due March 31, 2017 (the “Unsecured Term Loan”). In connection with the Unsecured Credit Agreement, all of Cenveo’s domestic subsidiaries (other than the Company), as guarantors, entered into a Guaranty Agreement, dated as of January 18, 2013 (the “Guaranty”), in favor of the Administrative Agent. Proceeds from the Unsecured Term Loan together with available cash and borrowings on its secured revolving credit facility were used to redeem, satisfy and discharge in full the Company’s 7.875% senior subordinated notes due 2013 (the “7.875% Notes”), and to pay certain fees and expenses incurred in connection with the Unsecured Credit Agreement and the redemption, satisfaction and discharge of the 7.875% Notes.

The Unsecured Term Loan will bear interest at a rate of 15% per annum, payable quarterly in arrears on the 25th day of each February, May, August and November prior to the maturity of the Unsecured Term Loan and on the maturity date of the Unsecured Term Loan.  If the Company does not pay in full a quarterly excess cash flow mandatory prepayment pursuant to the terms of the Unsecured Credit Agreement, interest on the outstanding principal amount of the Unsecured Term Loan will instead accrue at 25% per annum until the first prepayment date thereafter when the full excess cash flow mandatory prepayment is made by the Company.  In addition, for so long as the increased interest rate pursuant to the previous sentence is not applicable, if on any interest payment date the outstanding principal amount of the Unsecured Term Loan exceeds a specified threshold amount, which threshold amount equals $43,750,000 on May 25, 2013 and decreases by $6,250,000 on each interest payment date thereafter, then on and after each such interest payment date an additional 10% per annum will accrue on such excess.

The obligations of the Company under the Unsecured Credit Agreement are guaranteed by Cenveo and each existing and future direct and indirect domestic subsidiary of Cenveo (other than the Company) on an unsecured basis pursuant to the Guaranty.

The Unsecured Credit Agreement contains customary covenants that, among other things, place limits on the ability of Cenveo, the Company, and/or the other guarantors to incur debt, create liens, make investments and acquisitions, sell assets, pay dividends, prepay debt, merge with other entities or sell all or substantially all their assets, engage in transactions with affiliates, and make capital expenditures. The Unsecured Credit Agreement also contains customary representations and warranties and events of default.

The foregoing summary descriptions of the Unsecured Credit Agreement and Guaranty and the transactions contemplated thereby are not intended to be complete and are qualified in their entirety by the complete text of the Unsecured Credit Agreement and Guaranty attached as Exhibit 10.1 and 10.2, respectively, to this report and incorporated by reference herein.

On January 22, 2013, Cenveo issued a press release relating to the foregoing.  A copy of the press release is attached as Exhibit 99.1 to this report and incorporated by reference herein.

Item 1.02.   Termination of a Material Definitive Agreement

On January 18, 2013, using the proceeds from the Unsecured Term Loan, plus available cash and borrowings under its secured revolving credit facility, the Company deposited $68,604,929.25 with U.S. Bank National Association, the trustee for the 7.875% Notes (the “Trustee”), to be applied toward the redemption of the 7.875% Notes on January 22, 2013 and to satisfy and discharge the Company’s obligations under the Indenture, dated as of February 4, 2004, among the Company, the guarantors named therein, and the Trustee on January 18, 2013.

U.S. Bank National Association has performed corporate trust and exchange agent services for the Company from time to time, for which it has received customary compensation, and may do so again in the future.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Credit Agreement dated January 18, 2013
10.2	Guaranty Agreement dated January 18, 2013
99.1	Press Release of Cenveo, Inc. dated January 22, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 25, 2013

CENVEO, INC.

By:	/s/ Scott J. Goodwin
Scott J. Goodwin
Chief Financial Officer

EXHIBIT INDEX
Exhibit Number	Description
10.1	Credit Agreement dated January 18, 2013
10.2	Guaranty Agreement dated January 18, 2013
99.1	Press Release of Cenveo, Inc. dated January 22, 2013